UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2020

EARTH LIFE SCIENCES INC.
(Exact name of registrant as specified in its charter)

NEVADA	001-31444	98-0361119
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

50 West Liberty St., Suite 880, Reno, NV, 89501
(Address of principal executive offices)

(514) 771-6161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF CERTAIN ASSETS

The Company entered into an agreement on January 6, 2020 with the Miltean Technology Group to provide an Artificial Intelligence (“AI”)-driven "mileage based" loyalty system for public transportation. “Miltean” is the plural of miles and defined as “for miles and miles”. The purpose of Miltean’s AI is to identify what loyalty rewards and incentives should be given to whom and when to entice maximum-efficiency usage of public transportation based on unique rider behavior. The term "maximum efficiency" is a strategy such as return on investment (ROI); increase of ridership, decongestion analysis, interruption of service compensation, congestion management, prediction and analysis of ridership usage patterns. The delivery of the software can be directed to various rider groups by way of apps, via contactless smart cards or multi-tenant platforms.

Under the terms of the agreement, the Company will issue 32 million common shares to the Miltean Group and upon receiving a working version of the software and necessary support documentation, the Company will issue 125 million shares after testing, acceptance, and license transfer of the software. Further issuances of 100 million shares will be based on gross sales of $1 million being reached in a consecutive twelve-month period within 3 years a further 100 million shares after gross sales of $5 million being reached in a consecutive twelve-month period within 5 years. All shares being issued are restricted.

On February 20, 2020 the Company issued 32 million shares to the Miltean Group pursuant to the agreement. Also, on February 20, 2020 the Company issued 325 million shares to an escrow agent to be held pursuant to the terms of an escrow agreement signed on January 6, 2020. All of the parties receiving shares are at arm’s length to one another and the officers and directors of the Company.

Pursuant to the acquisition of the White Channel mineral property, several years ago, where a total of 225 million shares were issued, these shares have been returned to the Company and cancelled by the transfer agent. The Company had discontinued exploration and development of the White Channel property in 2017. The Company did not receive any cash consideration as set out the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTH LIFE SCIENCES INC

Date: March 18, 2020	/s/ Angelo Marino
Angelo Marino

2